Exhibit 107 Calculation of Filing Fee Tables
S-3
SouthState Corp
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Debt Securities	457(r)				0.0001531
Fees to be Paid	2	Equity	Preferred Stock	457(r)				0.0001531
Fees to be Paid	3	Equity	Depositary Shares representing Preferred Stock	457(r)				0.0001531
Fees to be Paid	4	Equity	Common Stock	457(r)				0.0001531
Fees to be Paid	5	Other	Stock Purchase Contracts	457(r)				0.0001531
Fees to be Paid	6	Other	Warrants	457(r)				0.0001531
Fees to be Paid	7	Other	Units	457(r)				0.0001531
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	(1) The Registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all registration fees. In connection with the securities offered hereby, the Registrant will pay "pay-as-you-go registration fees" in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment. (2) An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices, including securities that may be issued upon exercise, conversion, settlement or exchange of, any securities offered hereunder.

[2]	See Offering Note 1.

[3]	(1) See Offering Note 1. (2) There is being registered under this registration statement an indeterminate number of depositary shares to be evidenced by depositary receipts as may be issued pursuant to a deposit agreement in the event that SouthState Corporation elects to offer to the public fractional shares of the preferred stock registered hereby. Such depositary receipts will be distributed to those persons purchasing such fractional interests and the shares of the preferred stock will be issued to the depositary under the deposit agreement. No separate consideration will be received for depositary shares. An indeterminate number of depositary shares may also be issued upon settlement of purchase contracts.

[4]	See Offering Note 1.

[5]	(1) See Offering Note 1. (2) Each purchase contract obligates SouthState Corporation to sell, and the holder thereof to purchase, an indeterminate number of debt securities, common stock, preferred stock or other securities described herein.

[6]	See Offering Note 1.

[7]	(1) See Offering Note 1. (2) Each unit will be composed of one or more of the other securities registered under this registration statement, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. The applicable unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.